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                                                                    EXHIBIT 21.1

                             LIST OF SUBSIDIARIES


BioSupplyNet, Inc.

Internet Auctioneers International, Inc.

SciCentral, Inc.

Intralogix, Inc.

EMAX Solution Partners, Inc.